Exhibit 1.2

SPIRIT REALTY CAPITAL, INC.

$350,000,000

2.875% Convertible Senior Notes due 2019

and

$300,000,000

3.75% Convertible Senior Notes due 2021

UNDERWRITING AGREEMENT

May 14, 2014

May 14, 2014

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10170

And

RBC Capital Markets, LLC

200 Vesey Street

New York, New York 10281

Ladies and Gentlemen:

Spirit Realty Capital, Inc., a Maryland corporation (the “Company”), and Spirit Realty, L.P., a Delaware limited partnership (the “Operating Partnership”), each confirms its respective agreements with Morgan Stanley & Co. LLC (“Morgan Stanley”), J.P. Morgan Securities LLC (“J.P. Morgan”) and RBC Capital Markets, LLC (“RBC”) as representatives (the “Representatives”) of the several underwriters named in Schedule I hereto (the “Underwriters”) with respect to the proposed issuance and sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of (i) $350,000,000 aggregate principal amount of the Company’s 2.875% Convertible Senior Notes due 2019 (the “2019 Notes”) and (ii) $300,000,000 aggregate principal amount of the Company’s 3.75% Convertible Senior Notes due 2021 (the “2021 Notes” and together with the 2019 Notes, the “Firm Securities”). The Company also proposes to grant to the Underwriters, acting severally and not jointly, options to purchase up to an additional (i) $52,500,000 aggregate principal amount of its 2019 Notes and (ii) $45,000,000 aggregate principal amount of its 2021 Notes (the “Additional Securities” and, together with the Firm Securities, the “Securities”). The Securities are to be issued under an indenture (the “Base Indenture”), dated as of May 20, 2014, between the Company and Wilmington Trust, National Association as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture relating to the 2019 Notes, to be dated May 20, 2014, between the Company and the Trustee (the “First Supplemental Indenture”) and the Second Supplemental Indenture relating to the 2021 Notes, to be dated May 20, 2014, between the Company and the Trustee (the “Second Supplemental Indenture” and together with the Base Indenture and the First Supplemental Indenture, the “Indenture”). This underwriting agreement is herein referred to as the “Agreement.” The Securities will be convertible, under certain circumstances, into consideration consisting of, at the Company’s election, cash, shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) or a combination of cash and shares of

Common Stock. Concurrently with this offering the Company expects to offer (the “Concurrent Common Stock Offering”) up to 26,450,000 shares of Common Stock.

The Company has filed with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement (File No. 333-192237), including a prospectus, on Form S-3ASR, relating to the securities (the “Shelf Securities”), including the Securities, to be issued from time to time by the Company. The registration statement as of its most recent effective date, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement,” and the related prospectus covering the Shelf Securities and filed as part of the Registration Statement, together with any amendments or supplements thereto as of the most recent effective date of the Registration Statement, is hereinafter referred to as the “Base Prospectus.” The Base Prospectus, as supplemented by the prospectus supplement specifically relating to the Securities in the form first used to confirm sales of the Securities (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus,” and the term “preliminary prospectus” means any preliminary form of the Prospectus. For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act. “Permitted Free Writing Prospectuses” means the documents listed on Schedule II, and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person. As used herein, the terms “Registration Statement,” “Base Prospectus,” “preliminary prospectus,” “Time of Sale Prospectus” (as defined below), “Prospectus” shall include the documents, if any, incorporated by reference therein as of the date hereof. The terms “supplement,” “amendment” and “amend” as used herein with respect to the Registration Statement, the Base Prospectus, the preliminary prospectus, the Time of Sale Prospectus, or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein (the “Incorporated Documents”).

1. Representations and Warranties. Each of the Company and the Operating Partnership, jointly and severally, represents and warrants to and agrees with each Underwriter that:

(a) The Registration Statement became effective upon filing with the Commission pursuant to Rule 462 under the Securities Act; no stop order suspending the effectiveness of the Registration Statement is in effect; and no proceedings for such purpose are pending before or, to the knowledge of the Company or the Operating Partnership, threatened by the Commission. The Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) eligible to use the Registration Statement as an automatic shelf registration statement, and the Company has not received notice that the

Commission objects to the use of the Registration Statement as an automatic shelf registration statement.

(b) (i) (A) At the respective times the Registration Statement and each amendment thereto became effective, (B) at each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) under the Securities Act, (C) at the Closing Date (as defined below) and (D) at all times during which a prospectus is required by the Securities Act to be delivered (whether physically or through compliance with Rule 172 under the Securities Act or any similar rule) in connection with any sale of Securities (the “Delivery Period”), the Registration Statement complied and will comply in all material respects with the requirements of the Securities Act and the rules and regulations under the Securities Act; (ii) the Base Prospectus complied, or will comply, at the time it was, or will be, filed with the Commission, complies as of the date hereof (if filed with the Commission on or prior to the date hereof) and, as of the Time of Sale (as defined below) and at all times during the Delivery Period, will comply in all material respects with the rules and regulations under the Securities Act; (iii) the Prospectus will comply, as of the date that such document is filed with the Commission, as of the Time of Sale, as of the Closing Date and at all times during the Delivery Period, in all material respects with the rules and regulations under the Securities Act; (iv) each broadly available road show, if any, when considered together with the Time of Sale Prospectus, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Incorporated Documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and any further Incorporated Documents so filed and incorporated by reference, when they are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder. For purposes of this Agreement, the term “Time of Sale” means 7:00 a.m. (New York City time) on May 15, 2014.

(c) (i) As of the date hereof, at the respective times the Registration Statement and each amendment thereto became effective and at the Time of Sale, the Registration Statement did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) as of the Time of Sale, the Time of Sale Prospectus (as defined in Schedule II hereto), did not and at the Closing Date, the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (iii) as of its date, the

Prospectus did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (iv) at the Closing Date, the Prospectus (as then amended and supplemented) did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statement or omission relating to any Underwriter made in reliance upon and in conformity with information furnished in writing to the Company by such Underwriter through you expressly for use in the Registration Statement, the Time of Sale Prospectus or the Prospectus.

(d) Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Securities or until any earlier date that the Company notified or notifies the Underwriters, did not, does not and will not include any material information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus. Except for the free writing prospectuses, if any, identified in Schedule II hereto, and electronic road shows, if any, each furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus.

(e) (i)(A) At the time of filing the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus) and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Shelf Securities in reliance on the exemption of Rule 163 under the Securities Act, the Company was not an “ineligible issuer” as defined in Rule 405 under the Securities Act; and (ii)(A) at the time of filing of the Registration Statement, (B) at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) of the Securities and (C) at the date hereof, the Company was not and is not an “ineligible issuer” as defined in Rule 405 under the Securities Act.

(f) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Maryland, has the corporate power and authority to own, operate and lease its properties and to conduct its business as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus and to enter into and perform its obligations under this Agreement and the Indenture, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, including the Operating Partnership (each, a “Subsidiary,” and together, the “Subsidiaries”), taken as a whole.

(g) Spirit General OP Holdings, LLC (the “General Partner”) has the power and authority, as the sole general partner of the Operating Partnership, to cause the Operating Partnership to enter into and perform the Operating Partnership’s obligations under this Agreement.

(h) Each Subsidiary has been duly formed, is validly existing as a corporation, limited liability company, limited partnership or other type of entity or organization, as the case may be, in good standing under the laws of the jurisdiction in which it is chartered or was organized, and has the power and authority to own, operate and lease its properties and to conduct its business as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole. The Company is and will be the sole member of the sole general partner of the Operating Partnership. The General Partner is and will be the sole general partner of the Operating Partnership. The Operating Partnership is the only subsidiary of the Company that meets the definition of a “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X).

(i) This Agreement has been duly authorized, executed and delivered by each of the Company and the Operating Partnership.

(j) The Indenture has been duly authorized by the Company and duly qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and, when duly executed and delivered by the Company and the Trustee, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and except further as enforcement thereof may be limited by requirements that a claim with respect to any debt securities issued or issuable under the Indenture and payable in a foreign currency (or a foreign currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or by governmental authority to limit, delay or prohibit the making of payments outside the United States of America.

(i) The Securities have been duly authorized and, at the Closing Time, will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture. The shares of Common Stock, if any, issuable upon conversion of the Securities have been duly and validly authorized and reserved for issuance upon such conversion by all necessary corporate action and such shares, when issued upon such conversion, and delivered in accordance with the provisions of the Securities and the Indenture, will be validly issued and will be fully paid and non-assessable; no holder of such shares will be subject to personal liability by reason of being such a holder; and the issuance of such shares upon such conversion will not be subject to the preemptive or other similar rights of any securityholder of the Company.

(k) The Securities and the Indenture will conform in all material respects to the respective statements relating thereto contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus. The Common Stock conforms to all statements relating thereto contained or incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus and such description conforms to the rights set forth in the instruments defining the same.

(l) All of the outstanding membership interests of the Operating Partnership have been duly authorized and validly issued, fully paid and non-assessable, and, except as otherwise set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus, all outstanding partnership interests of the Operating Partnership are owned by the Company directly or indirectly, free and clear of any perfected security interest or any other security interests, claims, mortgages, pledges, liens, encumbrances or other restrictions of any kind. Except as set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus, there are no outstanding options, warrants, or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or membership interests of the Operating Partnership. The units of partnership interest in the Operating Partnership (“OP Units”), including without limitation, the OP Units to be issued to the Company in connection with the Company’s issuance of Common Stock upon any conversion of the Securities, will be duly authorized for issuance by the

Operating Partnership to the holders or prospective holders thereof, and at the time of their issuance will be validly issued and fully paid. None of the OP Units will be issued in violation of the preemptive or other similar rights of any security holder of the Operating Partnership or any other person or entity. Except as set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus, there will be no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or interests for, OP Units or other ownership interests of the Operating Partnership.

(m) All of the outstanding shares of capital stock or other ownership interests of each Subsidiary other than the Operating Partnership have been duly authorized and validly issued, fully paid and non-assessable, and, except as otherwise set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus, all outstanding shares of capital stock or other ownership interests of the Subsidiaries other than the Operating Partnership are owned by the Company either directly or through Subsidiaries that are wholly owned, free and clear of any perfected security interest or any other security interests, claims, mortgages, pledges, liens, encumbrances or other restrictions of any kind. Except as set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus, there are no outstanding options, warrants, or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or interests for capital stock or other ownership interests of any Subsidiary other than the Operating Partnership.

(n) The Agreement of Limited Partnership of the Operating Partnership, as amended, dated as of September 25, 2012, has been duly and validly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable in accordance with its terms.

(o) Except pursuant to the terms of the indebtedness described in or contemplated by the Registration Statement, the Time of Sale Prospectus and the Prospectus, (i) the Company is not currently prohibited, directly or indirectly, from making any distributions to its stockholders and (ii) no Subsidiary is currently prohibited, directly or indirectly, from paying any dividends or distributions to the Company, from making any other distribution on such Subsidiary’s capital stock or equity interests, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary.

(p) Neither the Company nor any of the Subsidiaries is (A) in violation of its articles of incorporation, declaration of trust, bylaws, certificate of limited partnership, agreement of limited partnership or other organizational document, as amended or supplemented, (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which it or any of them may be bound or to which any of the properties of the Company or any of the Subsidiaries (the “Properties”) or any other assets of the Company or any of the Subsidiaries is subject (collectively, “Agreements and Instruments”), or (C) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of the Subsidiaries or the Properties or any of their respective other assets or operations, except, in the case of clauses (B) and (C) above, for any such defaults or violations that would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole. The execution and delivery by the Company and the Operating Partnership of, and the performance by the Company and the Operating Partnership of their respective obligations under, this Agreement and, in the case of the Company, the Indenture and the Securities (including any conversion thereof) will not (i) contravene any provision of applicable law or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any Subsidiary, (ii) result in the violation of the organizational documents of the Company or any of the Subsidiaries or (iii) result in a breach or violation of any Agreements and Instruments binding upon the Company or any of the Subsidiaries, except, in the case of clauses (i) and (iii) above, for any such contravention, breach or violation that would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole. No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company or the Operating Partnership of its obligations under this Agreement and, in the case of the Company, the Indenture and the Securities (including any conversion thereof), except (a) such as already have been obtained, (b) such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities, (c) such approvals as have been obtained in connection with the approval of the shares of Common Stock, if any, to be issued upon conversion of the Securities for listing on the New York Stock Exchange (the “NYSE”), and (d) such approvals as have been obtained under the rules and regulations of the Financial Industry Regulatory Authority, Inc. (the “FINRA”). Except as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, the execution and delivery by the Company and the Operating Partnership of, and the performance by the Company and the Operating Partnership of their respective obligations under, this Agreement and, in the case of the Company, the Indenture and the Securities (including any conversion thereof) will not constitute a Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon the Properties or any other assets of the Company or any of the Subsidiaries pursuant to, the Agreements and Instruments (except for such Repayment Events, liens, charges or encumbrances that would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole). As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of the Subsidiaries.

(q) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and the Subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus.

(r) There are no legal or governmental proceedings pending or, to the knowledge of the Company or the Operating Partnership threatened, to which the Company or any of the Subsidiaries is a party or to which any of the Properties is subject (i) other than proceedings accurately described in all material respects in the Registration Statement, the Time of Sale Prospectus and the Prospectus and proceedings that would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole, or a material adverse effect on the power or ability of the Company or the Operating Partnership to perform its respective obligations under this Agreement or, in the case of the Company, the Indenture and the Securities (including any conversion thereof) or to consummate the transactions contemplated by the Registration Statement, the Time of Sale Prospectus and the Prospectus or (ii) that are required to be described in the Registration Statement or the Prospectus and are not so described; and there are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

(s) Each preliminary prospectus filed as part of the registration statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(t) Each of the Company and the Operating Partnership is not, and after giving effect to the offering and sale of the Securities and the Common Stock pursuant to the Concurrent Common Stock Offering and the application of the proceeds from such offerings as described in the Time of Sale Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(u) The Company and the Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

(v) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) and there are no notices of potential liability or claims pending or, to the knowledge of the Company and the Operating Partnership, threatened against the Company or any of the Subsidiaries or any of the Properties concerning Environmental Laws, which would, singly or in the aggregate, have a material adverse effect on the Company and the Subsidiaries, taken as a whole; neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company and the Operating Partnership, any other person has contaminated or caused conditions that threaten to contaminate any of the Properties with Hazardous Materials (as defined below); none of the Properties is included on or, to the knowledge of the Company and the Operating Partnership, is proposed for inclusion on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §. 9601 et seq., or any similar list or inventory of contaminated properties. As used herein, “Hazardous Material” shall mean any hazardous material, hazardous waste, hazardous substance, hazardous constituent, toxic substance, pollutant, contaminant, asbestos, petroleum, petroleum waste, radioactive material, biohazardous material, explosive or any other material, the presence of which in the environment is prohibited, regulated, or serves as the basis of liability, as defined, listed, or regulated by any applicable federal, state, or local environmental law, ordinance, rule, or regulation.

(w) Except as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, there are no contracts, agreements or understandings between the Company or the Operating Partnership and any person granting such person the right to require the Company or the Operating Partnership to file a registration statement under the Securities Act with respect to any securities of the Company or the Operating Partnership or to require the Company or the Operating Partnership to include such securities with the Securities registered pursuant to the Registration Statement.

(x) None of the Company, any Subsidiary, any director or officer, or, to the Company’s and the Operating Partnership’s knowledge, any affiliate, employee, agent or representative of the Company or of any Subsidiary or the Company’s affiliates, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and the Subsidiaries and, to the knowledge of the Company and the Operating Partnership, their affiliates have conducted their businesses in compliance with applicable anti-corruption laws (including, without limitation, the Foreign Corrupt Practices Act of 1977) and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(y) The operations of the Company and the Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and the Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of the Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company and the Operating Partnership, threatened.

(z) (i) None of the Company, any Subsidiary, any director, officer, or employee thereof, or, to the Company’s and the Operating Partnership’s knowledge, any agent, affiliate or representative of the Company or any of the Subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A) the subject or, to the knowledge of the Company and the Operating Partnership, target of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant sanctions authority (collectively, “Sanctions”); nor

(B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).

(ii) The Company and the Operating Partnership will not, directly or indirectly, use the proceeds of the offering of the Securities or the Common Stock in the Concurrent Common Stock Offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person:

(A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii) For the past five years, the Company and the Subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(aa) Except as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, subsequent to the respective dates as of which information is given in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus, (i) the Company and the Subsidiaries have not incurred or agreed to incur any material liability or obligation, direct or contingent, nor entered into any material transaction; (ii) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and the Subsidiaries, except in each case as described in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus.

(bb) (i) The Company, either directly or through a Subsidiary, has good and marketable fee or leasehold title to the Properties, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind, other than those that (A) are described in the Registration Statement (including in descriptions of mortgages and secured indebtedness), the Time of Sale Prospectus and the Prospectus or (B) do not, singly or in the aggregate, materially affect the value of the Properties and do not materially interfere with the use made and proposed to be made of such Property by the Company or any of the Subsidiaries; (ii) except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, neither the Company nor any of the Subsidiaries owns any material real property other than the Properties; (iii) each of the ground leases and subleases relating to a Property, if any, material to the business of the Company and the Subsidiaries, taken as a whole, are in full force and effect, with such exceptions as do not materially interfere with the use made or proposed to be made of such Property by the Company or any of the Subsidiaries, and (A) no default or event of default has occurred under any ground lease or sublease with respect to such Property and neither the Company nor any of the Subsidiaries has received any notice of any event which, whether with or without the passage of time or the giving of notice, or both, would constitute a default under such ground lease or sublease and (B) neither the Company nor any of the Subsidiaries has received any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of the Subsidiaries under any of the ground leases or subleases mentioned above, or affecting or questioning the rights of the Company or any of the Subsidiaries to the continued possession of the leased or subleased premises under any such ground lease or sublease; and (iv) except as (A) described in the Registration Statement, the Time of Sale Prospectus and the Prospectus or (B) as would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole, to the knowledge of the Company and the Operating Partnership, no lessee of any of the Properties is in default under any of the leases relating to the Properties and neither the Company nor any of the Subsidiaries knows of any event which, whether with or without the passage of time or the giving of notice, or both, would constitute a default under any such lease.

(cc) Neither the Company nor any of the Subsidiaries knows of any violation of any municipal, state or federal law, rule or regulation concerning any real property or any part thereof in which the Company has a fee or leasehold interest, as of the date of this Agreement that would have a material adverse effect on the Company and the Subsidiaries, taken as a whole; the Company has disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus all options and rights of first refusal to purchase all or part of any material Property or any interest therein; each of the Properties complies with all applicable zoning laws, ordinances, regulations and deed restrictions or other covenants in all material respects and, if and to the extent there is a failure to comply, such failure does not materially impair the value of any of the Properties and will not result in a material forfeiture or reversion of title; neither the Company nor any of the Subsidiaries has received from any governmental authority any written notice of any condemnation of or zoning change materially adversely affecting the Properties, and neither the Company nor any of the Subsidiaries knows of any such condemnation or zoning change which is threatened, and, in each case, which if consummated would have a material adverse effect on the Company and the Subsidiaries, taken as a whole; all liens, charges, encumbrances, claims, or restrictions on or affecting the properties and assets (including the Properties) of the Company and any of the Subsidiaries that are required to be described in the Registration Statement, the Time of Sale Prospectus or the Prospectus are disclosed therein.

(dd) Neither the Company nor any Subsidiary is party to any joint venture agreements.

(ee) Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, the mortgages encumbering the Properties are not and will not be: (i) convertible (in the absence of foreclosure) into an equity interest in the entity owning such Property or in the Company or any of the Subsidiaries; (ii) cross-defaulted to any indebtedness other than indebtedness of the Company or any of the Subsidiaries; or (iii) cross-collateralized to any property or assets not owned directly or indirectly by the Company or any of the Subsidiaries.

(ff) To the knowledge of the Company, water, stormwater, sanitary sewer, electricity and telephone service are all available at the property lines of each Property over duly dedicated streets or perpetual easements of record benefiting the applicable Property, except as would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole

(gg) There are no contracts, letters of intent, term sheets, agreements, arrangements or understandings with respect to the direct or indirect acquisition or disposition by the Company or the Operating Partnership of interests in assets or real property that is required to be described in the Registration Statement, the Time of Sale Prospectus and the Prospectus that is not already so described.

(hh) Neither the Company nor any of the Subsidiaries has sent, received or otherwise become aware of any communication regarding termination of, or intent not to renew any of the contracts or agreements with any of the top 15 tenants (based on contractual base rent for the quarter ended March 31, 2014 multiplied by four) of the Company, concerning a material amount of rental revenue from any such tenant, including any such contract or agreement filed as an exhibit to, the Registration Statement, and no such termination or non-renewal has been threatened by the Company or any of the Subsidiaries or, to the knowledge of the Company, any other party to any such contract or agreement.

(ii) The Company and the Subsidiaries own or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and neither the Company nor any of the Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

(jj) No material labor dispute with the employees of the Company or any of the Subsidiaries exists, except as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, or, to the knowledge of the Company and the Operating Partnership, is imminent.

(kk) The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts, taken as a whole, as are prudent and customary in the businesses in which they are engaged; the Company and the Subsidiaries have not been refused any insurance coverage sought or applied for; and the Company and the

Subsidiaries have no reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their business at a cost that would not, taken as a whole, have a material adverse effect on the Company and the Subsidiaries, taken as a whole, except as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus.

(ll) Each of the Company and the Subsidiaries carries or is entitled to the benefits of title insurance on the fee interests and/or leasehold interests (in the case of a ground lease interest) with respect to each Property with financially sound and reputable insurers, in an amount not less than such entity’s cost for the real property comprising such Property, insuring that such party is vested with good and insurable fee or leasehold title, as the case may be, to each such Property.

(mm) The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except as would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole, and neither the Company nor any of the Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Company and the Subsidiaries, taken as a whole, except as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus.

(nn) The consolidated financial statements included, incorporated by reference or deemed to be incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus, together with the related schedules and notes, present fairly (i) the financial position of the Company and the Subsidiaries, or any predecessor entity thereto, as applicable, at the dates indicated, and the consolidated results of operations, comprehensive income (loss), stockholders’ equity and cash flows of the Company and the Subsidiaries, or any predecessor entity thereto, as applicable, for the periods specified and (ii) the financial position of Spirit Realty Capital, Inc. (“Old Spirit”) and its subsidiaries at the dates indicated, and the consolidated results of operations, comprehensive loss, stockholders’ equity and cash flows of Old Spirit for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“U.S. GAAP”) as applied in the United States and on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto; said financial statements have been prepared on a consistent basis with the books and records of the Company and the Subsidiaries, or any predecessor entity thereto, or Old Spirit, as applicable. The supporting schedules included in the Registration Statement, the Time of Sale Prospectus and the Prospectus present fairly in accordance with U.S. GAAP the information required to be stated therein. Any unaudited pro forma condensed consolidated financial statements and the related notes thereto included in the Registration Statement, the Time of Sale Prospectus and the Prospectus have been prepared in accordance in all material respects with the applicable requirements of Regulation S-X under the Securities Act, and, in the opinion of the Company, the assumptions used in the preparation thereof are reasonable and provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, and the related adjustments used therein give appropriate effect to the transactions and circumstances referred to therein and the pro forma columns therein reflect the proper application of these adjustments to the corresponding historical financial statement amounts. Other than the historical and any pro forma financial statements (and schedules) included, incorporated by reference or deemed to be incorporated by reference, in the Registration Statement, the Time of Sale Prospectus and the Prospectus, no other historical or pro forma financial statements (or schedules) are required by the Securities Act to be included therein. All disclosures contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G under the Exchange Act and Item 10 of Regulation S-K under the Securities Act, in each case to the extent applicable.

(oo) The Company and each of the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement is accurate in all material respects. Except as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting.

(pp) The Company maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15 and 15d-15 of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 and Rule 15d-15 of the Exchange Act and such disclosure controls and procedures were effective in all material respects as of the end of the Company’s most recently completed fiscal quarter.

(qq) Commencing with its taxable year ended December 31, 2005, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. All statements regarding the Company’s qualification and taxation as a REIT and descriptions of the Company’s organization and proposed method of operation (inasmuch as they relate to the Company’s qualification and taxation as a REIT) set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus are true, complete and correct summaries of the legal or tax matters described therein in all materials respects.

(rr) The Company and each of the Subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, individually or in the aggregate, have a material adverse effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not have a material adverse effect, or, except as currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any of the Subsidiaries which has had (nor does the Company nor any of the Subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or the Subsidiaries and which could reasonably be expected to have) a material adverse effect.

(ss) The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects.

(tt) Each of the Company and the Operating Partnership is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”). No “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which either the Company or the Operating Partnership would have any material liability. Neither the Company nor the Operating Partnership has

incurred or expects to incur material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412, 403, 431, 432 or 4971 of the Code. Each “pension plan” for which either the Company or the Operating Partnership would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred thereunder, whether by action or by failure to act, which would cause the loss of such qualification, except where the failure to be so qualified would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

(uu) Any statistical and market-related data included or incorporated by reference in the Registration Statement, the Time of Sale Prospectus or the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate in all material respects and, to the extent required, the Company has obtained the written consent to the use of such data from such sources.

(vv) The Common Stock of the Company is listed on the NYSE and an application to have the shares of Common Stock, if any, to be issued upon conversion of the Securities approved for listing on the NYSE has been submitted to the NYSE by the Company, and, prior to the Closing Time, the shares of Common Stock, if any, to be issued upon conversion of the Securities will have been approved for listing on the NYSE, subject only to official notice of issuance.

(ww) The accountants who certified the financial statements and supporting schedules included or incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus are independent public accountants as required by Securities Act and the rules and regulations under the Securities Act, the Exchange Act and the rules and regulations under the Exchange Act and the Public Company Accounting Oversight Board.

2. Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Firm Securities set forth in Schedule I hereto opposite its name at a purchase price of (i) 97.25% of the principal amount of the 2019 Notes and (ii) 97.25% of the principal amount of the 2021 Notes (each a “Purchase Price”).

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Underwriters the Additional Securities, and the Underwriters shall have the right to purchase, severally and not jointly, from the Company the Additional Securities at the applicable Purchase Price for the 2019 Notes and the 2021 Notes, as applicable, plus accrued interest, if any, from, and including, the Closing Date (as defined below) to, but excluding, the Option Closing Date (as defined below), with any such accrued interest to be calculated in the same manner and at the same rate at which interest accrues on the respective series of

Securities in accordance with their terms and the terms of the Indenture. You may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice not later than 30 days after the date of this Agreement. Such right may be exercised solely for the purpose of covering over-allotments. Any exercise notice shall specify the principal amount of Additional Securities to be purchased by the Underwriters and the date on which such Additional Securities are to be purchased. Each purchase date must be at least one business day after the written notice is given and may not be earlier than the Closing Date for the Firm Securities nor later than ten business days after the date of such notice. Additional Securities may be purchased as provided in Section 4 hereof. On each day, if any, that Additional Securities are to be purchased (an “Option Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the principal amount of Additional Securities (subject to such adjustments to eliminate Securities in denominations other than $1,000 as you may determine) that bears the same proportion to the total principal amount of Additional Securities to be purchased on such Option Closing Date as the principal amount of Firm Securities set forth in Schedule I hereto opposite the name of such Underwriter bears to the total principal amount of Firm Securities.

3. Terms of Public Offering. The Company is advised by you that the Underwriters intend to make a public offering of the Securities as soon after the effectiveness of this Agreement as in the judgment of the Representatives is advisable, and initially to offer the Securities on the terms set forth in the Prospectus. The Company acknowledges and agrees that the Underwriters may offer and sell Securities to or through any affiliate of an Underwriter and that any such affiliate may offer and sell Securities purchased by it to or through any Underwriter.

4. Payment and Delivery. Payment for the Firm Securities shall be made to the Company in federal or other funds immediately available in New York City against delivery of such Firm Securities for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on May 20, 2014, or at such other time on the same or such other date, not later than the fifth business day thereafter, as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for any Additional Securities shall be made to the Company in federal or other funds immediately available in New York City against delivery of such Additional Securities for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 2, or at such other time on the same or on such other date as shall be agreed upon by the Representatives and the Company.

The Firm Securities and Additional Securities shall be in definitive form or global form, as specified by you, and registered in such names and in such denominations ($1,000 or integral multiples thereof) as you shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be. The Firm Securities and Additional Securities shall be delivered to you on the Closing Date or an Option Closing Date, as the case may be, for the respective accounts of the several Underwriters. The Purchase Price payable by the Underwriters shall be reduced by (i) any transfer taxes paid by, or on behalf of, the Underwriters in connection with the transfer of the Securities to the Underwriters duly paid and (ii) any withholding required by law.

5. Conditions to the Underwriters’ Obligations. The obligations of the Underwriters are subject to the following conditions:

(a) The Registration Statement has become effective and, at the Closing Time, no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the Securities Act, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, contemplated; and the Company has complied with each request (if any) from the Commission for additional information. The Company shall have paid the required Commission filing fees relating to the Securities within the time period required by Rule 456(b)(1)(i) under the Securities Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the Securities Act and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).

(b) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the Company or any of the Subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and the Subsidiaries, taken as a whole, from the respective dates of the Registration Statement, the Time of Sale Prospectus and the Prospectus that, in the Underwriters’ judgment, is material and adverse and that makes it, in the Underwriters’ judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Prospectus.

(c) The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company and the Operating Partnership, to the effect set forth in Section 5(b)(i) above and to the effect that (i) the representations and warranties of the Company and the Operating Partnership contained in this Agreement are true and correct as of the Closing Date and that; (ii) each of the Company and the Operating Partnership has complied with all of its agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before such date; (iii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or, to the knowledge of the Company or the Operating Partnership, threatened by the Commission; (iv) the preliminary prospectus, the Prospectus and any Permitted Free Writing Prospectus have been timely filed with the Commission under the Securities Act (in the case of a Permitted Free Writing Prospectus, to the extent required by Rule 433 under the Securities Act), and all requests for additional information on the part of the Commission have been complied with or otherwise satisfied; (v) as of such date and as of the Time of Sale, the Registration Statement did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (vi) as of such date, and as of the Time of Sale, the Time of Sale Prospectus did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that such certificate shall not apply to any statements or omissions relating to any Underwriter made in reliance upon and in conformity with information furnished in writing to the Company by such Underwriter through you expressly for use in the Time of Sale Prospectus.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(d) The Underwriters shall have received on the Closing Date an opinion of Latham & Watkins LLP, outside counsel for the Company, dated the Closing Date, with respect to the matters identified in Exhibits A-1 and A-2 hereto. In giving such opinions, such counsel may rely, as to matters of fact, to the extent it deems proper, on certificates of officers of the Company and certificates of public officials.

(e) The Underwriters shall have received on the Closing Date, an opinion of Ballard Spahr LLP, Maryland counsel to the Company, dated the Closing Date, with respect to the matters identified in Exhibit B hereto.

(f) The Underwriters shall have received on the Closing Date an opinion of Richards, Layton & Finger, P.A., Delaware counsel to the Operating Partnership, dated the Closing Date, with respect to the matters identified in Exhibit C hereto.

(g) The Underwriters shall have received on the Closing Date an opinion of Sidley Austin LLP, counsel for the Underwriters, dated the Closing Date, in form and substance reasonably satisfactory to the Underwriters. In giving such opinion such counsel may rely, as to all matters governed by Maryland law, upon the opinion of Ballard Spahr LLP referred to in Section 5(e)

above and, as to all matters governed by Delaware law, upon the opinion of Richards, Layton & Finger, P.A. referred to in Section 5(f) above. In giving such opinions, such counsel may rely, as to matters of fact, to the extent it deems proper, on certificates of officers of the Company and certificates of public officials.

(h) The Underwriters shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from Ernst & Young LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

(i) The “lock-up” agreements, each substantially in the form of Exhibit D hereto, between you and the parties identified on Exhibit E hereto relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date.

(j) The Underwriters shall have received on the Closing Date a certificate of the chief financial officer of the Company, dated as of the Closing Time, substantially in the form of Exhibit F hereto.

(k) All filings with the Commission required by Rule 424 under the Securities Act shall have been filed within the applicable time period prescribed for such filing by Rule 424 (without reliance on Rule 424(b)(8)).

(l) The shares of Common Stock issuable upon any conversion of the Securities shall have been approved for listing on the NYSE, subject only to a notice of issuance.

(m) The Common Stock shall be an “actively-traded security” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

(n) The several obligations of the Underwriters to purchase Additional Securities hereunder are subject to the delivery to you on the applicable Option Closing Date of the following:

(i) a certificate, dated the Option Closing Date and signed by an executive officer of the Company and the Operating Partnership, confirming that the certificate delivered on the Closing Date pursuant to Section 5(c) hereof remains true and correct as of such Option Closing Date;

(ii) an opinion of Latham & Watkins LLP, outside counsel for the Company, dated the Option Closing Date, relating to the Additional Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(d) hereof;

(iii) an opinion of Ballard Spahr LLP, Maryland counsel to the Company, dated the Option Closing Date, relating to the Additional Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(e) hereof;

(iv) an opinion of Richards, Layton & Finger, P.A., Delaware counsel to the Operating Partnership, dated the Option Closing Date, relating to the Additional Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(f) hereof;

(v) an opinion of Sidley Austin LLP, counsel for the Underwriters, dated the Option Closing Date, relating to the Additional Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(g) hereof;

(vi) a letter dated the Option Closing Date, in form and substance satisfactory to the Underwriters, from Ernst & Young LLP, independent public accountants, substantially in the same form and substance as the letter furnished to the Underwriters pursuant to Section 5(h) hereof; provided that the letter delivered on the Option Closing Date shall use a “cut-off date” not earlier than three business days prior to such Option Closing Date; and

(vii) such other documents as you may reasonably request with respect to the good standing of the Company and the Operating Partnership, the due authorization and issuance of the Additional Securities to be sold on such Option Closing Date and other matters related to the issuance of such Additional Securities.

6. Covenants of the Company. The Company covenants with each Underwriter as follows:

(a) To furnish to the Underwriters copies of the Registration Statement (excluding exhibits) and copies of the preliminary prospectus and the Prospectus (or the Prospectus as amended or supplemented) in such quantities as the Underwriters may from time to time reasonably request. In case an Underwriter is required to deliver, under the Securities Act (whether physically or through compliance with Rule 172 under the Securities Act or any similar rule), a prospectus relating to the Securities after the nine-month period referred to in Section 10(a)(3) of the Securities Act, or after the time a post-effective amendment to the Registration Statement is required pursuant to Item 512(a) of Regulation S-K under the Securities Act, upon the request of such Underwriter, and at its own expense, the Company shall prepare and deliver to such

Underwriter as many copies as such Underwriter may reasonably request of an amended Registration Statement or amended or supplemented prospectus complying with Item 512(a) of Regulation S-K or Section 10(a)(3) of the Securities Act, as the case may be.

(b) Before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to the Underwriters a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which the Underwriters reasonably object, and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such Rule. To furnish to the Underwriters a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed free writing prospectus to which the Underwriters reasonably object. Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of such Underwriter that such Underwriter otherwise would not have been required to file thereunder.

(c) To file all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act for the duration of the Delivery Period.

(d) To timely file such reports pursuant to the Exchange Act as are necessary in order to make generally available to its security holders as soon as practicable an earning statement for the purposes of, and to provide to the Underwriters the benefit contemplated by, the last paragraph of Section 11(a) of the Securities Act.

(e) To file any Permitted Free Writing Prospectus to the extent required by Rule 433 under the Securities Act in connection with any offer or sale of Securities and to provide copies of the Prospectus and each Permitted Free Writing Prospectus (to the extent not previously delivered or filed on the Commission’s Electronic Data Gathering, Analysis and Retrieval system or any successor system thereto) to each Underwriter via electronic mail in “.pdf” format on such filing date to an electronic mail account designated by such Underwriter and, at such Underwriter’s request, to also furnish copies of the Prospectus to the NYSE and each other exchange or market on which sales of the Securities were effected, in each case, as may be required by the rules or regulations of the NYSE or such other exchange or market.

(f) During the Delivery Period to advise each Underwriter, promptly after it receives notice thereof, of the issuance of any stop order by the Commission, of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus or for additional information; and, in the event of the issuance of any such stop order or of any order preventing or suspending the use of any prospectus relating to the Securities or suspending any such qualification, to promptly use its commercially reasonable efforts to obtain its withdrawal.

(g) If, after the date hereof and during the Delivery Period, either (i) any event shall occur or condition exist as a result of which the Prospectus would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (ii) for any other reason it shall be necessary during such same period to amend or supplement the Prospectus or to file any document in order to comply with the Securities Act or the Exchange Act, to promptly advise the Underwriters by telephone (with confirmation in writing or electronic mail) and to promptly prepare and file, subject to Section 6(b) above, with the Commission an amendment or supplement to the Registration Statement or the Prospectus which will correct such statement or omission or effect such compliance and to furnish to the Underwriters as many copies as the Underwriters may reasonably request of such amendment or supplement.

(h) If the Time of Sale Prospectus is being used to solicit offers to buy the Securities at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(i) To endeavor to qualify the Securities and the shares of Common Stock, if any, issuable upon any conversion of the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Underwriters shall reasonably request and to continue such qualifications in effect so long as necessary under such laws for the distribution of the Securities and the shares of Common Stock, if any, issuable upon any conversion of the Securities.

(j) To continue to elect to qualify as a REIT under the Code and to use its best efforts to meet the requirements to qualify as a REIT under the Code, unless the Board determines it is no longer in the stockholders’ best interests to do so.

(k) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the registration and delivery of the Securities under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, including the filing fees payable to the Commission relating to the Securities (within the time required by Rule 456(b)(1), if applicable), all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Underwriters and the shares of Common Stock, if any, issuable upon conversion of the Securities, including any transfer or other taxes payable thereon, (iii) the reasonable cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities and the shares of Common Stock, if any, issuable upon any conversion of the Securities under state securities laws as provided in Section 6(i) above, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, which shall not exceed $10,000, (iv) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters incurred in connection with any review and qualification of the offering of the Securities by FINRA, (v) all costs and expenses incident to listing the shares of Common Stock, if any, issuable upon any conversion of the Securities on the NYSE, (vi) the costs and charges of the Trustee and any expenses of any transfer agent, registrar or depositary for the Securities or the Common Stock, if any, issuable upon conversion of the Securities, (vii) any costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, (viii) the document production charges and expenses associated with printing this Agreement, (ix) all expenses in connection with any offer and sale of the Securities outside of the United States, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with offers and sales outside of the United States, (x) the fees and expense of any of the Trustee and the fees and disbursements for counsel to the Trustee in connection with the Indenture and the Securities, (xi) the fees of any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) under the Exchange Act; and (xii) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section 6, Section 8 and the last paragraph of Section 10, each Underwriter will pay all of its costs and expenses, including any advertising expenses connected with any offers such Underwriter may make.

(l) To use its commercially reasonable efforts to effect and maintain the listing, subject to notice of issuance, of the shares of Common Stock, if any, issuable upon conversion of the Securities on the NYSE.

(m) The Company also covenants with each Underwriter that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period ending 60 days after the date of the Prospectus (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause 1 or 2 above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock. The foregoing sentence shall not apply to (A) the Securities to be sold hereunder and the shares of Common Stock, if any, delivered upon conversion of the Securities, (B) any shares of Common Stock issued by the Company upon the exercise, exchange or redemption of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in the Registration Statement, the Time of Sale Prospectus and the Prospectus, (C) any shares of Common Stock issued, options to purchase Common Stock or other equity based awards granted pursuant to existing employee benefit plans or equity incentive plans of the Company referred to in the Registration Statement, the Time of Sale Prospectus and the Prospectus, (D) any shares of Common Stock or warrants issued by the Company upon the amendment, exercise, exchange or redemption of warrants outstanding on the date hereof and referred to in the Registration Statement, the Time of Sale Prospectus and the Prospectus , (E) any OP Units issued in connection with other acquisitions of real property or real property companies, provided that the aggregate value of any such OP Unit issuances during the Restricted Period in the aggregate does not exceed $100 million (with the value of each OP Unit equal to the closing price per share of

Common Stock on the NYSE on the date of issuance) provided further that the recipient of any such OP Units shall agree not to sell or otherwise dispose of any such OP Units for the then remaining term of the 60 day restricted period, (F) the filing of a registration statement in respect of a dividend reinvestment plan of the Company and any shares of Common Stock issued pursuant thereto, (G) transfers of Common Stock required by Article VI of the charter of the Company or (H) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period. Notwithstanding the foregoing, if (1) during the last 17 days of the Restricted Period the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the Restricted Period, the Company announces that it will release earnings results during the 16 day period beginning on the last day of the Restricted Period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The Company shall provide Morgan Stanley and each individual subject to the Restricted Period pursuant to the lock-up described in Section 5(i) with prior notice of any such announcement that gives rise to an extension of the initial Restricted Period. Provided, however, that such extension of the Restricted Period shall not apply if, (i) at the expiration of the Restricted Period, the Common Stock is “actively traded securities” (as defined in Regulation M) and (ii) the Company meets the applicable requirements of paragraph (a)(1) of Rule 139 under the Securities Act in the manner contemplated by NASD Rule 2711(f)(4) of the FINRA Manual.

(n) The Company agrees to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue shares of Common Stock upon any conversion of the Securities.

7. Covenants of the Underwriters. Each Underwriter covenants with the Company not to take any action that would result in the Company being required to file with the Commission a free writing prospectus prepared by or on behalf of such Underwriter pursuant to Rule 433 (d) under the Securities Act that otherwise would not be required to be filed by the Company thereunder, but for the action of such Underwriter.

8. Indemnity and Contribution. (a) The Company and the Operating Partnership, jointly and severally, agree to indemnify and hold harmless each Underwriter, each person, if any, who controls such Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of such Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus or any amendment or supplement thereto, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any “road show” as defined in Rule 433(h) under the Securities Act (a “road show”), the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Company in writing by the such Underwriter through you expressly for use therein.

(b) Each Underwriter severally, and not jointly, agrees to indemnify and hold harmless the Company, its directors, its officers who signed the Registration Statement, the Operating Partnership and each person, if any, who controls the Company and the Operating Partnership within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company and the Operating Partnership to the Underwriters, but only with reference to information relating to an Underwriter furnished to the Company in writing by or on behalf of such Underwriter expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free issuer writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, or any amendment or supplement thereto.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing, and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such separate firm shall be designated in writing by the Underwriters, in the case of parties indemnified pursuant to Section 8(a), and by the Company or the Operating Partnership, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Operating Partnership, on the one hand, and the Underwriters, on the other hand, from the offering of the Securities or (ii) if the allocation provided by Section 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in Section 8(d)(i) above but also the relative fault of the Company and the Operating Partnership, on the one hand, and of the Underwriters, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Operating Partnership, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the Operating Partnership and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate public offering price of the Securities. The relative fault of the Company and the Operating Partnership, on the one hand, and the Underwriter, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Operating Partnership or by the Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The Company, the Operating Partnership and each Underwriter agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purposes) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, each Underwriter shall not be required to contribute any amount in excess of the amount by which the total price at which the Securities sold by it were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company and the Operating Partnership contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of an Underwriter, any person controlling an Underwriter or any affiliate of an Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

9. Termination. The Underwriters may terminate this Agreement by notice given by Morgan Stanley to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the NYSE or the NASDAQ Global Market, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Registration Statement, the Time of Sale Prospectus or the Prospectus.

10. Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date or an Option Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Securities that it has or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Securities to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the principal amount of Firm Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Firm Securities set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Securities that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such principal amount Securities without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Firm Securities and the aggregate principal amount of Firm Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Firm Securities to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Firm Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter, the Company or the Operating Partnership. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Additional Securities and the aggregate principal amount of Additional Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Additional Securities to be purchased on such Option Closing Date, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase the Additional Securities to be sold on such Option Closing Date or (ii) purchase not less than the principal amount of Additional Securities that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement (which, for the purposes of this Section 10, shall not include termination by the Underwriters under items (i), (iii), (iv) or (v) of Section 9), or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

11. Entire Agreement.

(a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Company, the Operating Partnership and the Underwriters with respect to the Registration Statement, the preliminary prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Securities.

(b) The Company and the Operating Partnership acknowledge that in connection with the offering of the Securities: (i) the Underwriters have acted at arms length, are not agents of, and owe no fiduciary duties to, the Company, the Operating Partnership or any other person, (ii) the Underwriters owe the Company and the Operating Partnership only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters may have interests that differ from those of the Company and the Operating Partnership. The Company and the Operating Partnership waive to the full extent permitted by applicable law any claims they may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

12. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied.

14. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

15. Notices. All communications hereunder shall be in writing and effective only upon receipt and: if to Morgan Stanley shall be delivered, mailed or sent to 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department; if to J.P. Morgan shall be delivered, mailed or sent to J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, attention: Equity Syndicate Desk (facsimile: (212) 622-8358); if to RBC shall be delivered, mailed or sent to RBC Capital Markets, LLC at Three World Financial Center, 200 Vesey Street, New York, New York 10281, Attn: Debt Capital Markets or by calling 866-375-6829 or by emailing usdebtcapitalmarkets@rbccm.com; and if to the Company shall be delivered, mailed or sent to Spirit Realty Capital, Inc., 14631 North Scottsdale Road, Suite 200, Scottsdale, Arizona 85254, Attention: Michael Bender, Chief Financial Officer, with a copy to Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California 90071, Attention: Julian T.H. Kleindorfer, Esq.

[Signature page follows]

Very truly yours, Spirit Realty Capital, Inc.

By:	/s/ Michael Bender
Name: Michael Bender
Title: Chief Financial Officer and
Executive Vice President

Spirit Realty, L.P. By: Spirit General OP Holdings, LLC, its general partner

By:	/s/ Michael Bender
Name: Michael Bender
Title: Chief Financial Officer and
Executive Vice President

Accepted as of the date first written above

By:	Morgan Stanley & Co. LLC

By:	/s/ Tom Boyle
Name: Tom Boyle
Title: Executive Director

By:	J.P. Morgan Securities LLC

By:	/s/ Karin Ross
Name: Karin Ross
Title: Executive Director

By:	RBC Capital Markets, LLC

By:	/s/ Mark E. Hagan
Name: Mark E. Hagan
Title: Managing Director

SCHEDULE I

	Firm Securities
Underwriter	Principal Amount of 2019 Notes To Be Purchased	Principal Amount of 2021 Notes To Be Purchased
Morgan Stanley & Co. LLC	$131,250,000	$112,500,000
J.P. Morgan Securities LLC	70,000,000	60,000,000
RBC Capital Markets, LLC	70,000,000	60,000,000
Robert W. Baird & Co. Incorporated	19,687,500	16,875,000
Capital One Securities, Inc.	19,687,500	16,875,000
Raymond James & Associates, Inc.	19,687,500	16,875,000
SunTrust Robinson Humphrey, Inc.	19,687,500	16,875,000

Total:	$350,000,000	$300,000,000

I-1

SCHEDULE II

Time of Sale Prospectus

1.	The most recent preliminary prospectus related to the offering of the Shares together with the Base Prospectus.

2.	Free writing prospectus dated May 14, 2014, substantially in the form set forth in Schedule II-A hereto.

The foregoing, including the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, considered together, the “Time of Sale Prospectus.”

II-1

SCHEUDLE II-A

FORM OF PERMITTED FREE WRITING PROSPECTUS

Issuer Free Writing Prospectus

Dated May 14, 2014

Filed Pursuant to Rule 433

Registration Statement No. 333-192237

Supplementing the

Preliminary Prospectus Supplements

dated May 13, 2014 and the

Prospectus dated May 13, 2014

Spirit Realty Capital, Inc.

PRICING TERM SHEET

Concurrent Offerings of

23,000,000 Shares of Common Stock

(the “Common Stock Offering”)

and

$350,000,000 2.875% Convertible Senior Notes due 2019

and

$300,000,000 3.75% Convertible Senior Notes due 2021

(collectively, the “Convertible Senior Notes Offerings”)

This pricing term sheet relates only to the Common Stock Offering and the Convertible Senior Notes Offerings and should be read together with (i) the preliminary prospectus supplement dated May 13, 2014 relating to the Common Stock Offering (the “Common Stock Preliminary Prospectus Supplement”), the accompanying prospectus dated May 13, 2014 and the documents incorporated and deemed to be incorporated by reference therein (in the case of investors purchasing in the Common Stock Offering) and (ii) the preliminary prospectus supplement dated May 13, 2014 relating to the Convertible Senior Notes Offerings (the “Convertible Senior Notes Preliminary Prospectus Supplement”), the accompanying prospectus dated May 13, 2014 and the documents incorporated and deemed to be incorporated by reference therein (in the case of investors purchasing in a Convertible Senior Notes Offering). None of the offerings are contingent on the completion of the other. Any capitalized terms used in this pricing term sheet that are not defined herein have the respective meanings given to such terms in the Common Stock Preliminary Prospectus Supplement or the Convertible Senior Notes Preliminary Prospectus Supplement, as applicable. Unless the context otherwise requires, references to “SRC” or the “Issuer,” “we,” “us” and “our” in this pricing term sheet mean Spirit Realty Capital, Inc. and not its subsidiaries.

II-A-1

Issuer:	Spirit Realty Capital, Inc.

Trade Date:	May 15, 2014

Expected Settlement Date:	May 20, 2014

Ticker / Exchange for Common Stock:	SRC / New York Stock Exchange (the “NYSE”)

NYSE Last Reported Sale Price on May 14, 2014:	$10.69 per Share

Common Stock Offering

Title of Securities:	Common stock, $0.01 par value per share (the “Shares”) of the Issuer

Shares Offered:	23,000,000

Underwriters’ Option to Purchase Additional Common Stock:	3,450,000

Public Offering Price:	$10.69 per Share

Net Proceeds:	Approximately $235.8 million (or approximately $271.2 million if the underwriters’ option to purchase additional Shares is exercised in full), in each case after deducting the underwriting discount and other estimated offering expenses payable by the Issuer.

Use of Proceeds:	The Issuer will contribute the net proceeds of the Common Stock Offering to its operating partnership in exchange for common units of partnership interest in its operating partnership, or common units. The Issuer’s operating partnership intends to use the net proceeds from the Common Stock Offering to repay the outstanding balance under its revolving credit facility, to fund potential future acquisitions and for general corporate purposes (including additional repayments of borrowings outstanding from time to time under its

II-A-2

revolving credit facility). In addition, the Issuer’s operating partnership may use a portion of the net proceeds from the Common Stock Offering, together with the net proceeds from the Concurrent Note Offerings, to defease approximately $488.7 million aggregate principal amount of senior mortgage indebtedness.

CUSIP:	84860W102

Joint Book-Running Managers:	Morgan Stanley & Co. LLC BofA Merrill Lynch Deutsche Bank Securities Inc.

2.875% Convertible Senior Notes due 2019

Title of Securities:	2.875% Convertible Senior Notes due 2019 (the “2019 Notes”)

Securities Offered:	$350.0 million aggregate principal amount of 2019 Notes (plus up to an additional $52.5 million principal amount if the underwriters fully exercise their option to purchase additional 2019 Notes to cover over-allotments, if any)

Maturity Date:	May 15, 2019, unless earlier repurchased, redeemed or converted

Interest Rate:	2.875% per year for the 2019 Notes. Interest for the 2019 Notes will accrue from, and including, May 20, 2014

Interest Payment Dates:	Each May 15 and November 15, beginning on November 15, 2014

Principal Amount per Note:	$1,000

Public Offering Price; Underwriting Discounts and Commissions:	The 2019 Notes are being offered to the public at a price of $1,000 per 2019 Note, for a total of $350.0 million, plus accrued interest, if any, from the settlement date. The 2019 Notes are being offered to the underwriters at a price of $972.50 per 2019 Note (a discount of $27.50 from the principal amount per 2019 Note or $9,625,000 total discount from the aggregate principal amount), plus accrued interest, if any, from the settlement date. The Issuer’s proceeds from the offering of the 2019 Notes (after deducting the

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underwriting discount but before other expenses) will equal $972.50 per 2019 Note, for a total of $340,375,000.

Conversion Premium:	Approximately 22.5% above the public offering price per share of the Issuer’s Common Stock in the Common Stock Offering

Initial Conversion Price:	Approximately $13.10 per share of the Issuer’s common stock

Initial Conversion Rate:	76.3636 shares of the Issuer’s common stock for each $1,000 principal amount of 2019 Notes

CUSIP / ISIN:	84860W AA0/US84860WAA09

Ownership Limitations:

As described in the Convertible Senior Notes Preliminary Prospectus Supplement, the Issuer’s charter prohibits the actual, beneficial or constructive ownership by any person of more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of the Issuer’s common stock or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of the Issuer’s stock. Notwithstanding any other provision of the 2019 Notes, no holder of 2019 Notes will be entitled to convert such 2019 Notes into shares of the Issuer’s common stock to the extent that the receipt thereof would violate the ownership limits contained in the Issuer’s charter.

If any delivery of shares of the Issuer’s common stock owed to a holder upon conversion of 2019 Notes is not made, in whole or in part, as a result of the limitations described above, the Issuer’s obligation to make such delivery shall not be extinguished and the Issuer shall deliver such shares as promptly as reasonably practicable after any such converting holder gives notice to the Issuer that such delivery would not result in it being the actual, beneficial or constructive owner of more than 9.8% (by value or number, whichever is more restrictive) of the shares of common stock, or of the Issuer’s outstanding capital stock, outstanding at such time.

Redemption of Notes to Preserve REIT Status:	The Issuer may not redeem the 2019 Notes prior to the maturity date except to the extent but only to the extent

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necessary to preserve its status as a REIT. If the Issuer determines that it is necessary to redeem the 2019 Notes to preserve its status as a REIT, the Issuer may redeem for cash all or part of the 2019 Notes prior to the maturity date of the 2019 Notes at a redemption price equal to 100% of the principal amount of the 2019 Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No “sinking fund” is provided for the 2019 Notes.

Adjustment to Conversion Upon a Make-Whole Fundamental Change:	The following table sets forth the number of additional shares of the Issuer’s common stock, if any, to be added to the conversion rate per $1,000 principal amount of 2019 Notes for conversions in connection with a “make-whole fundamental change” (as defined in the Convertible Notes Preliminary Prospectus Supplement):

	Stock Price
Effective Date	$10.69	$11.50	$12.00	$13.10	$14.00	$15.00	$16.00	$17.00	$18.00	$19.00	$20.00	$22.00
May 20, 2014	17.1817	12.5717	10.2174	6.2191	3.9280	2.1778	1.0781	0.4797	0.2320	0.1594	0.1406	0.0000
May 15, 2015	17.1817	13.3383	10.8548	6.6296	4.2042	2.3492	1.1760	0.5266	0.2476	0.1627	0.1411	0.0000
May 15, 2016	17.1817	13.8189	11.2028	6.7659	4.2391	2.3279	1.1411	0.5018	0.2376	0.1604	0.1407	0.0000
May 15, 2017	17.1817	13.6380	10.9051	6.3213	3.7824	1.9401	0.8741	0.3677	0.1953	0.1525	0.1398	0.0000
May 15, 2018	17.1817	12.4280	9.5542	4.9006	2.5368	1.0538	0.4019	0.2035	0.1608	0.1482	0.1395	0.0000
May 15, 2019	17.1817	10.5929	6.9697	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365- or 366-day year.

•	If the stock price is greater than $22.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•	If the stock price is less than $10.69 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

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Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of the 2019 Notes exceed 93.5453 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of the Notes—Conversion Rate Adjustments” in the Convertible Senior Notes Preliminary Prospectus Supplement.

3.75% Convertible Senior Notes due 2021

Title of Securities:	3.75% Convertible Senior Notes due 2021 (the “2021 Notes”)

Securities Offered:	$300.0 million aggregate principal amount of 2021 Notes (plus up to an additional $45.0 million principal amount if the underwriters fully exercise their option to purchase additional 2021 Notes to cover over-allotments, if any)

Maturity Date:	May 15, 2021, unless earlier repurchased, redeemed or converted

Interest Rate:	3.75% per year for the 2021 Notes. Interest for the 2021 Notes will accrue from, and including, May 20, 2014

Interest Payment Dates:	Each May 15 and November 15, beginning on November 15, 2014

Principal Amount per Note:	$1,000

Public Offering Price; Underwriting Discounts and Commissions:	The 2021 Notes are being offered to the public at a price of $1,000 per 2021 Note, for a total of $300.0 million, plus accrued interest, if any, from the settlement date. The 2021 Notes are being offered to the underwriters at a price of $972.50 per 2021 Note (a discount of $27.50 from the principal amount per 2021 Note or $8,250,000 total discount from the aggregate principal amount), plus accrued interest, if any, from the settlement date. The Issuer’s proceeds from the offering of the 2021 Notes (after deducting the underwriting discount but before other expenses) will equal $972.50 per 2021 Note, for a total of $291,750,000.

Conversion Premium:	Approximately 22.5% above the public offering price per share of the Issuer’s Common Stock in the Common Stock

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Offering

Initial Conversion Price:	Approximately $13.10 per share of the Issuer’s common stock

Initial Conversion Rate:	76.3636 shares of the Issuer’s common stock for each $1,000 principal amount of 2021 Notes

CUSIP / ISIN:	84860W AB8/US84860WAB81

Ownership Limitations:

As described in the Convertible Senior Notes Preliminary Prospectus Supplement, the Issuer’s charter prohibits the actual, beneficial or constructive ownership by any person of more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of the Issuer’s common stock or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of the Issuer’s stock. Notwithstanding any other provision of the 2021 Notes, no holder of 2021 Notes will be entitled to convert such 2021 Notes into shares of the Issuer’s common stock to the extent that the receipt thereof would violate the ownership limits contained in the Issuer’s charter.

If any delivery of shares of the Issuer’s common stock owed to a holder upon conversion of 2021 Notes is not made, in whole or in part, as a result of the limitations described above, the Issuer’s obligation to make such delivery shall not be extinguished and the Issuer shall deliver such shares as promptly as reasonably practicable after any such converting holder gives notice to the Issuer that such delivery would not result in it being the actual, beneficial or constructive owner of more than 9.8% (by value or number, whichever is more restrictive) of the shares of common stock, or of the Issuer’s outstanding capital stock, outstanding at such time.

Redemption of Notes to Preserve REIT Status:	The Issuer may not redeem the 2021 Notes prior to the maturity date except to the extent but only to the extent necessary to preserve its status as a REIT. If the Issuer determines that it is necessary to redeem the 2021 Notes to preserve its status as a REIT, the Issuer may redeem for cash all or part of the 2021 Notes prior to the maturity date of the 2021 Notes at a redemption price equal to 100% of the principal amount of the 2021 Notes to be redeemed, plus

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accrued and unpaid interest to, but excluding, the redemption date. No “sinking fund” is provided for the 2021 Notes.

Adjustment to Conversion Upon a Make-Whole Fundamental Change:	The following table sets forth the number of additional shares of the Issuer’s common stock, if any, to be added to the conversion rate per $1,000 principal amount of 2021 Notes for conversions in connection with a “make-whole fundamental change” (as defined in the Convertible Notes Preliminary Prospectus Supplement):

	Stock Price
Effective Date	$10.69	$11.50	$12.00	$13.10	$14.00	$15.00	$16.00	$17.00	$18.00	$19.00	$20.00	$22.00
May 20, 2014	17.1817	12.7539	10.4767	6.5983	4.3510	2.5972	1.4406	0.7354	0.3716	0.2324	0.1924	0.0000
May 15, 2015	17.1817	13.5548	11.1645	7.0791	4.7029	2.8374	1.5971	0.8280	0.4153	0.2453	0.1948	0.0000
May 15, 2016	17.1817	14.1825	11.6824	7.4039	4.9161	2.9664	1.6708	0.8675	0.4325	0.2506	0.1958	0.0000
May 15, 2017	17.1817	14.6769	12.0594	7.5862	4.9963	2.9822	1.6588	0.8490	0.4202	0.2463	0.1950	0.0000
May 15, 2018	17.1817	14.7884	12.0601	7.4253	4.7783	2.7604	1.4743	0.7249	0.3594	0.2274	0.1916	0.0000
May 15, 2019	17.1817	14.2353	11.4097	6.6759	4.0623	2.1674	1.0523	0.4846	0.2658	0.2062	0.1889	0.0000
May 15, 2020	17.1817	12.6718	9.7216	4.9635	2.5816	1.1090	0.4597	0.2587	0.2145	0.1996	0.1884	0.0000
May 15, 2021	17.1817	10.5929	6.9697	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-or 366-day year.

•	If the stock price is greater than $22.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•	If the stock price is less than $10.69 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of the 2021 Notes exceed 93.5453 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of the Notes—Conversion Rate Adjustments” in the Convertible Senior Notes Preliminary Prospectus Supplement.

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* * *

Use of Proceeds:	The Issuer estimates that the proceeds from the Convertible Senior Notes Offerings will be approximately $631.4 million (or $726.2 million if the underwriters exercise their over-allotment option in full with respect to each series of the notes), after deducting the underwriting discount and other estimated expenses payable by the Issuer. The Issuer will loan the net proceeds of the Convertible Senior Notes Offerings to its operating partnership in exchange for promissory notes with substantially the same terms as the notes. The Issuer’s operating partnership intends to use the net proceeds from the Convertible Senior Notes Offerings to defease approximately $488.7 million aggregate principal amount of senior mortgage indebtedness. In addition, the Issuer’s operating partnership may use a portion of the net proceeds from the Convertible Senior Notes Offerings, together with the net proceeds from the Common Stock Offering, to repay the outstanding balance under its revolving credit facility, to fund potential future acquisitions and for general corporate purposes (including additional repayments of borrowings outstanding from time to time under its revolving credit facility).

Joint Book-Running Managers:	Morgan Stanley & Co. LLC J.P. Morgan Securities LLC RBC Capital Markets, LLC

Co-Managers:	Robert W. Baird & Co. Incorporated Capital One Securities, Inc. Raymond James & Associates, Inc. SunTrust Robinson Humphrey, Inc.

* * *

This communication is intended for the sole use of the person to whom it is provided by the sender.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such state.

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The Issuer has filed a registration statement with the Securities and Exchange Commission, or SEC, for the offerings to which this communication relates. Before you invest, you should read the applicable preliminary prospectus supplement, the accompanying prospectus and the other documents the Issuer has filed with the SEC for more complete information about the issuer and the offerings to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, the underwriters or any dealer participating in the offerings will arrange to send you the applicable preliminary prospectus supplement and the accompanying prospectus for (i) the Common Stock Offering if you request it by contacting Morgan Stanley & Co. LLC (toll free) at 1-866-718-1649, BofA Merrill Lynch (toll free) at 866-500-5408, or Deutsche Bank Securities Inc. (toll free) at 800-503-4611, and (ii) the Convertible Senior Notes Offering if you request it by contacting Morgan Stanley & Co. LLC (toll free) at 1-866-718-1649, J.P. Morgan Securities LLC (toll free) at 866-803-9204, or RBC Capital Markets, LLC (toll free) at 877-822-4089.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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